Exhibit 99.1

Contact: Berkshire Partners LLC

Jeanine Neumann 617-227-0050

BERKSHIRE PARTNERS ANNOUNCES A DISTRIBUTION OF

CARTER’S COMMON STOCK

Boston, MA — November 9, 2005 — Berkshire Partners LLC (“Berkshire”), a Boston-based private equity firm, announced today a distribution of 3.6 million shares of Carter’s, Inc. (NYSE: CRI) (the “Company”) common stock by investment funds Berkshire manages (“Berkshire Funds”).  The shares will be distributed to both the general partner and limited partners of the Berkshire Funds.

Berkshire partnered with Company management in August 2001 to acquire Carter’s.  The Company completed its initial public offering in October 2003 and a secondary offering in September 2004.  Prior to the IPO, the Berkshire Funds owned 20.3 million shares, representing approximately 85% of the Company.  Prior to the current distribution, the Berkshire Funds owned approximately 7.3 million shares representing approximately 25% of the Company.  After the distribution, the Berkshire Funds will own approximately 3.6 million shares representing approximately 13% of the Company.

The distribution is consistent with Berkshire’s long-term strategy as a private equity firm to realize value for its investors.  The distribution will also increase the market float for Carter’s stock.  Bradley M. Bloom and Ross M. Jones, Managing Directors of Berkshire, are members of the Company’s Board of Directors.

About Berkshire Partners LLC

Berkshire Partners has invested in mid-sized private companies for the past twenty years through six investment funds with aggregate capital commitments of approximately $3.5 billion.  The firm’s investment strategy is to seek companies that have strong growth prospects and to partner with talented management teams who are interested in being owners of the companies they operate.  Berkshire has developed specific industry experience in several areas including consumer products, industrial manufacturing, transportation, communications, business services, and retailing and related services.  Berkshire has been an investor in over 80 operating companies with more than $13.0 billion of acquisition value and combined revenues in excess of $17 billion.  Additional information may be found at www.berkshirepartners.com.

About Carter’s, Inc.

Carter’s, Inc. is the nation’s largest branded marketer of children’s apparel for ages newborn to six years old.  Carter’s, Inc. markets the Carter’s and OshKosh B’Gosh brands, two of the most trusted and recognized brands in the marketplace.  These brands are sold in more than 4,000 department and national chain store and through more than 350 Company-operated stores.  The OshKosh B’Gosh brand is also sold in more than 50 countries worldwide.  Carter’s Child of Mine and Just One Year brands are available at Wal-Mart and Target, respectively.  OshKosh B’Gosh’s Genuine Kid’s brand is sold at Target.  Carter’s is headquartered in Atlanta, Georgia.  Additional information may be found at www.carters.com.